State of Delaware
Secretary of State
Division of Corporations
Delivered 10:44 AM 04/19/2007
FILED 10:36 AM 04/19/2007
SRV 070452175 - 2580932 FILE

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EYETEL IMAGING, INC.

EYETEL IMAGING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "***Company***"), does hereby certify as of April 18, 2007:

FIRST: The name of the Company is **EYETEL IMAGING, INC.**

SECOND: The date of filing the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was January 12, 1996 (the "***Original Certificate***"). The Original Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed on June 27, 2005 (the "***Restated Certificate***"). The Amended and Restated Certificate of Incorporation was amended on January 23, 2006. This Certificate of Amendment amends the Restated Certificate, as amended.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Restated Certificate as follows:

The first three paragraphs of the Article FOURTH of the Restated Certificate, as amended, are hereby amended and restated in its entirety as follows:

"FOURTH. The authorized capital stock of the Corporation shall consist of 60,000,000 shares of capital stock consisting of:

(i) 35,000,000 shares designated as Common Stock, $0.001 par value per share ("Common Stock") and

(ii) 25,000,000 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), all of which shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock")."

FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, EYETEL IMAGING, INC. has caused this Certificate of Amendment to be executed by its President as of the date first written above.

EYETEL IMAGING, INC.

By: /s/ Richard W. Turner
Richard W. Turner, Ph.D.
Chief Executive Officer